Exhibit 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Ariba, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-142810, 333-117437, 333-107864, 333-84916, 333-73458, 333-61064, 333-46820, 333-33544, 333-95665, 333-89119 and 333-81773) of Ariba, Inc. of our reports dated November 18, 2008, with respect to the consolidated financial statements of Ariba, Inc. and the effectiveness of internal control over financial reporting of Ariba, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2008.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 18, 2008